Gran Tierra Energy Inc. Announces 2022 Fourth Quarter & Year-End Results, Including Record Net Income, Funds Flow from Operations and Free Cash Flow
•Achieved 2022 Net Income of $139 Million ($0.38 per Share, Basic), Highest on Record
•2022 Funds Flow from Operations2 Increased 96% Year-Over-Year to $366 Million, Highest on Record
•2022 Adjusted EBITDA2 Increased 103% Year-Over-Year to $490 Million
•Generated 2022 Free Cash Flow2 of $129 Million, Highest on Record
•Achieved 2022 Average Working Interest Production of 30,746 BOPD, Up 16% from 2021
•Total Current Average Working Interest Production1 of Approximately 32,300 BOPD
•Achieved 126% 1P, 148% 2P and 280% 3P Reserves Replacement
•1P Net Asset Value per Share Before Tax of $4.62, Up 77% from 2021
•2P Net Asset Value per Share Before Tax of $7.36, Up 56% from 2021
•ESG Leadership: Company Has Planted Approximately 1.47 Million Trees in Colombia’s Putumayo Since 2018
CALGARY, Alberta, February 21, 2023, Gran Tierra Energy Inc. (“Gran Tierra” or the “Company”) (NYSE American:GTE)(TSX:GTE)(LSE:GTE) today announced the Company’s financial and operating results for the fourth quarter (“the Quarter”) and year ended December 31, 2022.3 All dollar amounts are in United States (“U.S.”) dollars and all reserves and production volumes are on a working interest before royalties (“WI”) basis unless otherwise indicated. Production is expressed in barrels (“bbl”) of oil per day (“bopd”), while reserves are expressed in bbl, bbl of oil equivalent (“boe”) or million boe (“MMBOE”), unless otherwise indicated. Gran Tierra’s 2022 year-end reserves were evaluated by the Company's independent qualified reserves evaluator McDaniel & Associates Consultants Ltd. (“McDaniel”) in a report with an effective date of December 31, 2022 (the “GTE McDaniel Reserves Report”). All reserves values, future net revenue and ancillary information contained in this press release have been prepared by McDaniel and calculated in compliance with Canadian National Instrument 51-101 – Standards of Disclosure for Oil and Gas Activities (“NI 51-101”) and the Canadian Oil and Gas Evaluation Handbook (“COGEH”) and derived from the GTE McDaniel Reserves Report, unless otherwise expressly stated. The following reserves categories are discussed in this press release: Proved (“1P”), 1P plus Probable (“2P”) and 2P plus Possible (“3P”).
FOURTH QUARTER AND FULL-YEAR 2022 OPERATIONAL AND FINANCIAL HIGHLIGHTS
Message to Shareholders
Gary Guidry, President and Chief Executive Officer of Gran Tierra, commented: “We are very pleased to announce that Gran Tierra achieved several Company financial records in 2022. Our excellent performance last year was driven by our successful results from our development and exploration drilling, waterflooding programs, field performance, and disciplined cost management combined with strong oil prices. Our many 2022 achievements resulted in year-over-year production growth of 16%, strong reserves replacement ratios well above 100%, and the highest annual figures in the Company’s history for net income, funds flow from operations2 and free cash flow2. We believe our success on multiple fronts during 2022 demonstrates Gran Tierra’s ability to be a full-cycle oil and gas exploration, development and production company focused on value creation for our stakeholders.

We have started 2023 strong with year-to-date average production of approximately 32,300 bopd, which is within our previously announced 2023 guidance range. Our 2023 Acordionero and Costayaco development drilling programs are now underway, while the Moqueta development drilling campaign that we started in fourth quarter 2022 is continuing. We continue to focus on the development of our existing assets, appraisal of new discoveries that we made last year and new exploration drilling, while generating free cash flow2 to strengthen our balance sheet and return capital to shareholders through share buybacks.
In addition, our ‘Beyond Compliance Policy’ continues. Where Gran Tierra identifies significant opportunities and benefits to the environment and communities, we voluntarily strive to go beyond what is legally required to protect the environment and provide social benefits because it is the right thing to do. We are very proud of the Company’s track record in all aspects of our environmental, social and governance stewardship.”
Operational:
•Production:
◦Gran Tierra achieved 2022 average WI production of 30,746 bopd (100% oil), a 16% increase from 2021, as a result of successful drilling and workover campaigns in the Acordionero and Costayaco fields, production coming online from exploration discoveries and less disruption from local blockades compared to 2021.
◦The Company’s total current average production1 is approximately 32,300 bopd. The current production level is within the Company’s previously announced 2023 guidance range of 32,000-34,000 bopd.
◦Building on the successful development and exploration drilling in 2022, as previously forecast, Gran Tierra expects 2023 production of 32,000-34,000 bopd, a 4-11% increase from 2022. This projected 2023 production increase would result from the Company’s previously forecast 2023 development drilling program of 10-12 wells in Acordionero, 6-8 wells in Costayaco, and 2-3 wells in Moqueta. Gran Tierra also plans to drill 4-6 exploration wells in 2023.
•2022 Year-End Reserves and Values4:

Before Tax (as of December 31, 2022)	Units	1P	2P	3P
Reserves	MMBOE	84	130	183
Net Present Value at 10% Discount (“NPV10”)	$ million	2,053	2,999	4,075
Net Debt[2,4]	$ million	(453)	(453)	(453)
Net Asset Value (NPV10 less Net Debt) (“NAV”)	$ million	1,600	2,546	3,622
Outstanding Shares	million	346	346	346
NAV per Share[4]	$/share	4.62	7.36	10.47
NAV per Share Change from December 31, 2021%		77%	56%	59%

After Tax (as of December 31, 2022)	Units	1P	2P	3P
Reserves	MMBOE	84	130	183
NPV10	$ million	1,328	1,833	2,409
Net Debt[2,4]	$ million	(453)	(453)	(453)
NAV	$ million	875	1,380	1,956
Outstanding Shares	million	346	346	346
NAV per Share	$/share	2.53	3.99	5.65
NAV per Share Change from December 31, 2021%		59%	37%	38%

◦The Company achieved significant growth in its 2022 year-end 1P NPV10 before tax valuation, which increased by 26% compared to 2021 year-end, and its 2022 year-end 2P NPV10 before tax valuation, which increased by 25% year-on-year. This growth was driven by the Company’s successful development and exploration programs and a strong recovery in oil prices.
◦On a per share basis, Gran Tierra’s 2022 year-end 1P NAV before tax of $4.62 per share grew a strong 77% from 2021 year-end, while the Company’s 2022 year-end 2P NAV before tax of $7.36 per share was up a significant 56% year-on-year.
◦Gran Tierra’s growth in 2022 year-end 1P NPV10 and 2P NPV10 after tax valuations was 6% and 5%, respectively, compared to 2021 year-end, which incorporated the new Colombian tax regime. The new Colombian tax regime lowered the Company’s NPV10 after tax in all reserves categories by approximately 8% to 12% relative to the previous tax regime.
◦On a per share basis, Gran Tierra’s 2022 year-end 1P NAV after tax of $2.53 per share grew a strong 59% from 2021 year-end, while the Company’s 2022 year-end 2P NAV after tax of $3.99 per share was up a significant 37% year-on-year.
◦The Company achieved strong reserves replacement ratios of:
▪126% 1P, with 1P reserves additions of 14 MMBOE (38% attributable to exploration discoveries).
▪148% 2P, with 2P reserves additions of 17 MMBOE (95% attributable to exploration discoveries).
▪280% 3P, with 3P reserves additions of 31 MMBOE (103% attributable to exploration discoveries).
◦The material 1P reserves additions were largely driven by success with development drilling and waterflooding results at Acordionero and Costayaco, in addition to several exploration discoveries.
◦The material 2P and 3P reserve additions resulted from the success of the Company's 2022 exploration program, which made several independent discoveries.
◦The Company’s finding and development costs (“F&D”), including change in future development costs, on a per boe basis were $18.18 (1P), $20.08 (2P) and $12.20 (3P).
Financial:
•Highest Net Income on Record: Gran Tierra generated net income of $139.0 million or $0.38 per share (basic and diluted), compared to net income of $42.5 million, or $0.12 per share (basic and diluted) in 2021.
•Return on Average Capital Employed2: The Company achieved a return on average capital employed2 of 27% during 2022.
•2022 Adjusted EBITDA2: The Company realized Adjusted EBITDA2 of $489.6 million, an increase of 103% from $241.5 million in 2021.
•2022 Net Cash Provided by Operating Activities: The Company generated net cash provided by operating activities of $427.7 million, an increase of 75% from $244.8 million in 2021, which was the highest since 2013.
•2022 Funds Flow from Operations2: Gran Tierra realized funds flow from operations of $366.0 million, the highest in the Company’s history, which was an increase of 96% from $186.5 million in 2021.
•2022 Capital Expenditures and Free Cash Flow2: Gran Tierra’s capital expenditures of $236.6 million were on-budget and were more than fully funded by the Company’s 2022 funds flow from operations2 of $366.0 million, which allowed Gran Tierra to generate free cash flow2 of $129.4 million, the highest level in the Company’s history.

•Key Metrics During the Quarter: The Company realized net income of $33.3 million, Adjusted EBITDA2 of $108.8 million, and funds flow from operations2 of $81.3 million, compared with $38.7 million, $121.2 million, and $93.7 million, respectively, in third quarter 2022 (“the Prior Quarter”).
•Credit Facility Paid Down and Cash Balance: In 2022, Gran Tierra reduced debt by $87.9 million and reduced net debt2 by $173.1 million. The Company had $126.9 million in cash and cash equivalents as at December 31, 2022.
•Bond Buybacks: As part of Gran Tierra’s ongoing commitment to reduce its net debt2, during 2022, the Company bought back approximately $20.1 million in face value of Gran Tierra’s 6.25% senior notes due February 2025 (the “2025 bonds”), representing approximately 6.7% of the outstanding 2025 bonds. The cost of the 2025 bonds’ buyback was approximately $17.3 million, representing a discount of about 14% to the face value of the 2025 bonds.
•Share Buybacks: Pursuant to the Company’s current normal course issuer bid, Gran Tierra purchased approximately 23 million shares during 2022, representing about 6.2% of shares outstanding as of June 30, 2022.
•2022 Operating Costs:
◦Operating expenses per bbl were $14.60, only 4% higher than 2021. This small increase in 2022 was primarily due to higher power generation, field operations, and chemical costs due to increased production and waterflood activities in all major fields.
◦Total operating expenses were $162.4 million, compared to $135.7 million in 2021, representing a 20% increase. The vast majority of this increase was due to Gran Tierra’s 16% increase in production in 2022, relative to 2021.
•2022 Cash General and Administrative Costs: The Company’s gross cash general and administrative (“G&A”) costs decreased to $2.87 per bbl from $2.88 per bbl in 2021. Total cash G&A costs were $31.9 million, an increase of 15% from $27.9 million in 2021, which was the result of increased costs relating to special projects.
•Oil Sales:
◦2022: Gran Tierra’s net oil sales increased 50% to $711.4 million, compared to $473.7 million in 2021. This increase was primarily driven by the 40% increase in the Brent oil price and the Company’s 16% increase in production. Oil sales were $63.95 on a per bbl basis, a 31% increase from 2021.
◦The Quarter: Gran Tierra generated oil sales of $162.6 million, a decrease of 3% or $5.8 million from the Prior Quarter, primarily driven by a 9% decrease in the Brent oil price and the widening of oil price differentials, which was partially offset by a 7% increase in production. Oil sales were $55.06 per bbl, an 8% decrease from the Prior Quarter.
•Operating Netback2:
◦2022: Gran Tierra’s operating netback of $48.43 per bbl was up 43% from $33.75 in 2021.
◦The Quarter: The Company’s operating netback of $38.63 per bbl was up 3% from the fourth quarter 2021 and decreased 13% from the Prior Quarter.
Gran Tierra’s Commitment to Go “Beyond Compliance” in Environmental, Social and Governance (“ESG”)
Safety:
•In 2022, 1,048 supervisors and team leaders participated in health, safety and environmental (“HSE”) training, covering over 6,200 training hours.
•Gran Tierra Energy has marked each December as Safety Month for the past four years. This company-wide initiative has reinforced Gran Tierra’s HSE controls to ensure the health and safety of the Company’s people, so that they can safely return home to their families, during the holiday season. The Company’s Safety Month aims for everyone in Gran Tierra to talk openly with each other about safety and reflect on the Company’s past and future performance, in its journey to achieve a goal of zero safety incidents.
Environment:
•Through the Naturamazonas project in the Putumayo Basin, in partnership with the international non-governmental organization Conservation International, Gran Tierra has committed to reforesting 1,000 hectares of land and securing and maintaining 18,000 hectares of forest in the Andes-Amazon rainforest corridor. The Naturamazonas project alone is expected to sequester approximately 8.7 million tonnes of carbon dioxide over its lifetime. For more information, please visit https://www.grantierra.com/sustainability/naturamazonas.
•Gran Tierra has planted approximately 1,470,000 trees and has conserved, preserved, or reforested approximately 3,870 hectares of land through all of the Company’s environmental efforts since 2018.
Reducing Greenhouse Gas (“GHG”) Emissions:
•For the last six years, Gran Tierra has voluntarily published on its website an assessment of its Scope 1 GHG emissions and, starting in 2021, has published its Scope 2 GHG emissions starting in 2021.
•Gran Tierra is reducing GHG emissions at its facilities through gas-to-power projects that conserve excess natural gas that would otherwise be flared and use the gas instead for power generation. In 2022, Gran Tierra’s gas-to-power projects generated 69% of the total energy used in all of the Company’s operations.
•In 2022, Gran Tierra released its first TCFD (Task Force on Climate-Related Financial Disclosures) Annex alongside its SASB (Sustainability Accounting Standards Board) Report. The Company reports Scope 1 (direct emissions from owned or controlled sources) and Scope 2 (indirect operations from external power sources) in the Company’s yearly GHG emissions report. The Company’s continued enhanced reporting aims to identify, measure and manage ESG-impacts to better understand and diminish Gran Tierra’s environmental footprint.
•Gran Tierra also plays a critical role in environmental projects that aid in natural carbon sequestration, which is the process whereby forests, wetlands and vegetation sequester and store atmospheric carbon dioxide (“CO2”) and convert it into organic matter. Through the reforestation and conservation efforts led by Gran Tierra, over 33,000 tonnes of CO2 is sequestered each year in the regions near the Company’s operations.6
Social:
•Over 299,000 people participated in and benefited from Gran Tierra’s voluntary social investment programs over the past five years in Colombia and Ecuador.
•Gran Tierra is committed to working with the Colombian and Ecuadorian national and local governments and local communities to further their peace-building efforts. In 2022, the Company invested over $4.6 million locally in projects in Colombia and Ecuador identified by the communities themselves to meet their needs. The projects included agricultural production capability improvements, entrepreneurship support, community strengthening programs, and infrastructure improvements for schools, homes and community centers.
Economic Opportunities:
•Gran Tierra maintains its commitment to contribute to the social and economic development of the regions where it operates by maximizing local hiring and contracting of local goods and services. Through this commitment, the Company awarded over $109 million to local companies for goods and services in Colombia and Ecuador during 2022.

•Gran Tierra strives to maximize local employment and development opportunities which meet or exceed government requirements for local employment. Since 2015, Gran Tierra has created approximately 26,000 labor opportunities in Colombia. The Company also created approximately 470 labor opportunities in Ecuador for 2022.
Human Rights:
•The respect for human rights, and its inclusion into how Gran Tierra delivers its business, is of paramount importance to the Company. Gran Tierra’s commitment to the United Nations (“UN”) Guiding Principles for Business and Human Rights is embedded in the Company’s policy. As part of the Company’s efforts, 95 human rights training sessions were held in Colombia and Ecuador in 2022, which included almost 500 employees, contractors and suppliers.
•Over the past three years, approximately 4,900 people have benefited from Gran Tierra’s human rights initiatives in adherence to the UN Guiding Principles for Business and Human Rights framework.
•In 2022, Gran Tierra, in partnership with the World Women’s Corporation, carried out an anti-personnel de-mining investigation across approximately 4,300 hectares of land situated within four Indigenous communities throughout the municipalities of Orito and Puerto Asis in the Putumayo Basin of Colombia. As part of the Company’s human rights commitment, Gran Tierra offered 36 mine risk education workshops to local communities, which more than 200 people attended in 2022. This project was developed in alliance with the Colombian national government and the Colombian Campaign Against Mines. Humanitarian de-mining and the prevention of child recruitment continue to be a major focus for the Company, as part of Gran Tierra’s due diligence process in conflict-prone environments.
Operational Update
•Colombia Development:
◦Moqueta Development Campaign (Putumayo Basin):
▪Moqueta-25, the second development well in the 2022-2023 Moqueta drilling campaign, reached its planned total depth (“TD”) on January 15, 2023. This well has been completed and was put on production on February 1, 2023. Producing on jet pump in advance of an upcoming stimulation, from February 1 to 13, 2023, the well has averaged 383 bopd (27.7-degree API gravity) and 53 bbl of water per day, with a gas-oil ratio of 1,301 standard cubic feet per stock tank bbl. The third development well was spud on February 9, 2023 and is expected to reach its planned TD before the end of February 2023.
▪The Company plans to drill and complete an additional 2 to 3 development wells in Moqueta over the next 4 to 5 months.
◦Costayaco Development Campaign (Putumayo Basin):
▪The first well in Costayaco’s six well 2023 development drilling program was spud on January 25, 2023, and reached its planned TD on February 2, 2023. Reservoir quality was as expected in this planned down-dip water injection well. The second well was spud on February 7, 2023, has reached TD and will be brought onto production before the end of February 2023. All wells in this drilling program are expected to be drilled by late second quarter 2023 and completed and put on production or injection by the third quarter 2023.
◦Acordionero Development Campaign (Middle Magdalena Basin):
▪The first well in Acordionero’s 10-to-12-well 2023 development drilling program, Acordionero-111, was spud on January 27, 2023, and reached its planned TD on January 30, 2023. Well logs acquired during the drilling of this well indicate that the reservoir pay zone came in as expected. The Company plans to complete this well and put it on production before the end of February 2023. The second well, a planned injector, was spud on February 5, 2023 and has reached TD. The third well was spud on February 12, 2023.
▪All the planned wells in this year’s Acordionero development program are expected to have been drilled, completed and placed on production or injection by the end of second quarter 2023.
◦Suroriente Development (Putumayo Basin):
▪The Suroriente Block’s production averaged approximately 8,620 bopd gross (4,480 bopd WI) in January 2023, its second highest monthly production average since the second quarter of 2015.
Corporate Presentation:
•Gran Tierra’s Corporate Presentation has been updated and is available at www.grantierra.com.

Financial and Operational Highlights (all amounts in $000s, except per share and bbl amounts)

	Year Ended		Three Months Ended
	December 31,	December 31,	December 31,	December 31,	September 30,
	2022	2021	2022	2021	2022
Net Income	$139,029	$42,482	$33,275	$62,524	$38,663
Net Income Per Share - Basic	$0.38	$0.12	$0.09	$0.17	$0.11
Net Income Per Share - Diluted	$0.38	$0.12	$0.09	$0.17	$0.10

Oil Sales	$711,388	$473,722	$162,637	$146,287	$168,397
Operating Expenses	(162,385)	(135,722)	(46,119)	(40,356)	(41,837)
Transportation Expenses	(10,197)	(11,618)	(2,433)	(2,887)	(2,417)
Operating Netback[2]	$538,806	$326,382	$114,085	$103,044	$124,143

G&A Expenses Before Stock-based Compensation	$31,908	$27,867	$7,998	$8,473	$8,284
G&A Expenses Stock-Based Compensation	9,049	8,396	2,673	1,799	(170)
G&A Expenses, Including Stock-Based Compensation	$40,957	$36,263	$10,671	$10,272	$8,114

EBITDA[2]	$471,708	$217,391	$101,772	$70,983	$117,138

Adjusted EBITDA[2]	$489,555	$241,536	$108,828	$81,529	$121,236

Net Cash Provided by Operating Activities	$427,711	$244,834	$71,865	$106,013	$108,824
Funds Flow from Operations[2]	$366,024	$186,485	$81,343	$65,137	$93,746

Capital Expenditures	$236,604	$149,879	$72,887	$40,229	$57,035

Average Daily Volumes (BOPD)
Working Interest Production Before Royalties	30,746	26,507	32,595	29,493	30,391
Royalties	(6,931)	(4,919)	(6,880)	(6,070)	(6,919)
Production NAR	23,815	21,588	25,715	23,423	23,472
Decrease in Inventory	(119)	10	(53)	354	44
Sales	23,696	21,598	25,662	23,777	23,516
Royalties, % of WI Production Before Royalties	23%	19%	21%	21%	23%

Per bbl[5]
Brent	$99.04	$70.95	$88.63	$79.66	$97.70
Quality and Transportation Discount	(16.79)	(10.86)	(19.74)	(12.79)	(19.86)
Royalties	(18.30)	(11.10)	(13.83)	(13.61)	(17.81)
Average Realized Price	$63.95	$48.99	$55.06	$53.26	$60.03
Transportation Expenses	(0.92)	(1.20)	(0.82)	(1.05)	(0.86)

Average Realized Price Net of Transportation Expenses	$63.03	$47.79	$54.24	$52.21	$59.17
Operating Expenses	(14.60)	(14.04)	(15.61)	(14.69)	(14.91)
Operating Netback[2]	$48.43	$33.75	$38.63	$37.52	$44.26
Cash G&A Expenses	(2.87)	(2.88)	(2.71)	(3.08)	(2.95)
Realized Foreign Exchange Gain	0.69	0.14	0.68	0.10	1.83
Cash Settlement on Derivative Instruments	(2.39)	(6.04)	—	(4.87)	(0.08)
Interest Expense, Excluding Amortization of Debt Issuance Costs	(3.86)	(5.23)	(3.38)	(4.33)	(3.80)
Interest Income	0.04	—	0.15	—	—
Net Lease Payments	0.10	—	0.09	0.02	0.16
Current Income Tax Expense	(7.24)	(0.46)	(5.92)	(1.64)	(6.00)
Cash Netback[2]	$32.90	$19.28	$27.54	$23.72	$33.42

Share Information (000s)
Common Stock Outstanding, End of Period	346,151	367,145	346,151	367,145	358,149
Weighted Average Number of Common - Basic	364,455	367,023	354,667	367,133	367,305
Weighted Average Number of Common - Diluted	369,280	367,873	358,401	368,396	371,311

	As at December 31
	2022	2021	% Change
Cash and cash equivalents	$126,873	$26,109	386

Revolving credit facility	$—	$67,500	(100)

Senior Notes	$579,909	$600,000	(3)

Additional information on 2022 expenses:
•Quality and Transportation Discount: increased in 2022 to $16.79 per bbl compared to $10.86 per bbl in 2021; the increase was due to higher Castilla and Vasconia oil price differentials in 2022 compared to 2021.
•Transportation Expenses: decreased by 23% to $0.92 per bbl in 2022 from $1.20 per bbl in 2021.
•Royalties: increased to $18.30 per bbl in 2022, up from $11.10 per bbl in 2021. This increase was driven by the 40% increase in the Brent oil price in 2022 relative to 2021.
1 Gran Tierra’s total current average production is for the period of January 1, 2023 to February 20, 2023
2 Operating netback, EBITDA, Adjusted EBITDA, return on average capital employed, funds flow from operations, net debt, free cash flow, and cash netback, are non-GAAP measures and do not have a standardized meaning under GAAP. Cash flow refers to the GAAP line item “net cash provided by operating activities”. Refer to “Non-GAAP Measures” in this press release for descriptions of these non-GAAP measures and reconciliations to the most directly comparable measures calculated and presented in accordance with GAAP.
3 All dollar amounts are in United States dollars and production and reserves amounts are on an average WI before royalties basis, unless otherwise indicated. Per “”boe amounts are based on WI sales before royalties. Production is expressed in bopd, while reserves are expressed in bbl, boe or MMBOE, unless otherwise indicated. For per boe amounts based on net after royalty (“NAR”) production, see Gran Tierra’s Annual Report on Form 10-K filed February 21, 2023
4 NAV per share is calculated as NPV10 (before or after tax, as applicable) of the applicable reserves category minus estimated debt, divided by the number of shares of Gran Tierra’s common stock issued and outstanding.
5 Per bbl amounts are based on WI sales before royalties. For per bbl amounts based on NAR production, see Gran Tierra’s Annual Report on Form 10-K filed on February 21, 2023.
6 https://www.epa.gov/energy/greenhouse-gases-equivalencies-calculator-calculations-and-references

Conference Call Information:
Gran Tierra will host its fourth quarter and full year 2022 results conference call on Wednesday, February 22, 2023, at 9:00 a.m. Mountain Time, 11:00 a.m. Eastern Time. Interested parties may access the conference call by dialing 1-844-348-3792 or 1-614-999-9309 (North America), 0800-028-8438 or 020-3107-0289 (United Kingdom) or 01-800-518-5094 (Colombia). The call will also be available via webcast at www.grantierra.com.
About Gran Tierra Energy Inc.

Gran Tierra Energy Inc. together with its subsidiaries is an independent international energy company currently focused on oil and natural gas exploration and production in Colombia and Ecuador. The Company is currently developing its existing portfolio of assets in Colombia and Ecuador and will continue to pursue additional new growth opportunities that would further strengthen the Company’s portfolio. The Company’s common stock trades on the NYSE American, the Toronto Stock Exchange and the London Stock Exchange under the ticker symbol GTE. Additional information concerning Gran Tierra is available at www.grantierra.com. Except to the extent expressly stated otherwise, information on the Company's website or accessible from our website or any other website is not incorporated by reference into and should not be considered part of this press release. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.
Gran Tierra's Securities and Exchange Commission (the “SEC”) filings are available on the SEC website at http://www.sec.gov. The Company’s Canadian securities regulatory filings are available on SEDAR at http://www.sedar.com and UK regulatory filings are available on the National Storage Mechanism website at https://data.fca.org.uk/#/nsm/nationalstoragemechanism.
Contact Information
For investor and media inquiries please contact:
Gary Guidry, President & Chief Executive Officer
Ryan Ellson, Executive Vice President & Chief Financial Officer
Rodger Trimble, Vice President, Investor Relations
Tel: +1.403.265.3221
For more information on Gran Tierra please go to: www.grantierra.com.
Forward Looking Statements and Legal Advisories:
This press release contains opinions, forecasts, projections, and other statements about future events or results that constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and financial outlook and forward looking information within the meaning of applicable Canadian securities laws (collectively, “forward-looking statements”). All statements other than statements of historical facts included in this press release regarding our financial position, estimated quantities and net present value of reserves, business strategy, plans and objectives for future operations, capital spending plans and those statements preceded by, followed by or that otherwise include the words “believe,” “expect,” “anticipate,” “forecast,” “budget,” “will,” “estimate,” “target,” “project,” “plan,” “should,” “guidance”, “strives” or similar expressions are forward-looking statements. Such forward-looking statements include, but are not limited to, the Company’s expectations, capital program, cost saving initiatives, future sources of funding for capital expenditures and guidance, including for certain future production estimates, forecast prices, five-year expected free cash flow, expected future net cash provided by operating activities, net debt, capital expenditures and certain associated metrics, the Company’s strategies, the Company’s plans to benefit the environment or communities in which it operates and the Company's operations including planned operations and oil production. Statements relating to “reserves” are also deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, including that the reserves described can be profitably produced in the future.
The forward-looking statements contained in this press release reflect several material factors and expectations and assumptions of Gran Tierra including, without limitation, that Gran Tierra will continue to conduct its operations in a manner consistent with its current expectations, the accuracy of testing and production results and seismic data, pricing and cost estimates (including with respect to commodity pricing and exchange rates), rig availability, the risk profile of planned exploration activities, the effects of drilling down-dip, the 5-year weighted-average Brent forecast, the effects of waterflood and multi-stage fracture stimulation operations, the extent and effect of delivery disruptions, and the general continuance of current or, where applicable, assumed operational, regulatory and industry conditions including in areas of potential expansion, and the ability of Gran Tierra to execute its current business and operational plans in the manner currently planned. Gran Tierra believes the material factors, expectations and assumptions reflected in the forward-looking statements are reasonable at this time but no assurance can be given that these factors, expectations and assumptions will prove to be correct.
Among the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements in this press release are: our operations are located in South America and unexpected problems can arise due to guerilla activity, strikes, local blockades or protests; technical difficulties and operational difficulties may arise which impact the production, transport or sale of our products; other disruptions to local operations; global health events (including the ongoing COVID-19 pandemic); global and regional changes in the demand, supply, prices, differentials or other market conditions affecting oil and gas, including inflation and changes resulting from a global health crisis, the Russian invasion of Ukraine, or from the imposition or lifting of crude oil production quotas or other actions that might be imposed by OPEC, such as its recent decision to cut production and other producing countries and resulting company or third-party actions in response to such changes; changes in commodity prices, including volatility or a prolonged decline in these prices relative to historical or future expected levels; the risk that current global economic and credit conditions may impact oil prices and oil consumption more than we currently predict. which could cause further modification of our strategy and capital spending program; prices and markets for oil and natural gas are unpredictable and volatile; the effect of hedges; the accuracy of productive capacity of any particular field; geographic, political and weather conditions can impact the production, transport or sale of our products; our ability to execute its business plan and realize expected benefits from current initiatives; the risk that unexpected delays and difficulties in developing currently owned properties may occur; the ability to replace reserves and production and develop and manage reserves on an economically viable basis; the accuracy of testing and production results and seismic data, pricing and cost estimates (including with respect to commodity pricing and exchange rates); the risk profile of planned exploration activities; the effects of drilling down-dip; the effects of waterflood and multi-stage fracture stimulation operations; the extent and effect of delivery disruptions, equipment performance and costs; actions by third parties; the timely receipt of regulatory or other required approvals for our operating activities; the failure of exploratory drilling to result in commercial wells; unexpected delays due to the limited availability of drilling equipment and personnel; volatility or declines in the trading price of our common stock or bonds; the risk that we do not receive the anticipated benefits of government programs, including government tax refunds; our ability to comply with financial covenants in its credit agreement and indentures and make borrowings under any credit agreement; and the risk factors detailed from time to time in Gran Tierra’s periodic reports filed with the Securities and Exchange Commission, including, without limitation, under the caption “Risk Factors” in Gran Tierra’s Annual Report on Form 10-K for the year ended December 31, 2022 filed February 21, 2023 and its other filings with the SEC. These filings are available on the SEC website at http://www.sec.gov and on SEDAR at www.sedar.com. Although the current guidance, capital spending program and long term strategy of Gran Tierra are based upon the current expectations of the management of Gran Tierra, should any one of a number of issues arise, Gran Tierra may find it necessary to alter its business strategy and/or capital spending program and there can be no assurance as at the date of this press release as to how those funds may be reallocated or strategy changed and how that would impact Gran Tierra’s results of operations and financial position. Forecasts and expectations that cover multi-year time horizons or are associated with 2P reserves inherently involve increased risks and actual results may differ materially.
The forward-looking statements contained in this press release are based on certain assumptions made by Gran Tierra based on management’s experience and other factors believed to be appropriate. Gran Tierra believes these assumptions to be reasonable at this time, but the forward-looking statements are subject to risk and uncertainties, many of which are beyond Gran Tierra’s control, which may cause actual results to differ materially from those implied or expressed by the forward looking statements. The risk that the assumptions on which the 2023 outlook are based prove incorrect may increase the later the period to which the outlook relates. In particular, the unprecedented nature of the pandemic and industry volatility may make it particularly difficult to identify risks or predict the degree to which identified risks will impact Gran Tierra’s business and financial condition. All forward-looking statements are made as of the date of this press release and the fact that this press release remains available does not constitute a representation by Gran Tierra that Gran Tierra believes these forward-looking statements continue to be true as of any subsequent date. Actual results may vary materially from the expected results expressed in forward-looking statements. Gran Tierra disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable law. In addition, historical, current and forward-looking sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future.
The estimates of future production set forth in this press release may be considered to be future-oriented financial information or a financial outlook for the purposes of applicable Canadian securities laws. Financial outlook and future-oriented financial information contained in this press release about prospective financial performance, financial position or cash flows are provided to give the reader a better understanding of the potential future performance of the Company in certain areas and are based on assumptions about future events, including economic conditions and proposed courses of action, based on management’s assessment of the relevant information currently available, and to become available in the future. In particular, this press release contains projected operational information for 2023. These projections contain forward-looking statements and are based on a number of material assumptions and factors set out above. Actual results may differ significantly from the projections presented herein. These projections may also be considered to contain future-oriented financial information or a financial outlook. The actual results of Gran Tierra’s operations for any period will likely vary from the amounts set forth in these projections, and such variations may be material. See above for a discussion of the risks that could cause actual results to vary. The future-oriented financial information and financial outlooks contained in this press release have been approved by management as of the date of this press release. Readers are cautioned that any such financial outlook and future-oriented financial information contained herein should not be used for purposes other than those for which it is disclosed herein. The Company and its management believe that the prospective operational and financial information has been prepared on a reasonable basis, reflecting management’s best estimates and judgments, and represent, to the best of management’s knowledge and opinion, the Company’s expected course of action. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results.

Non-GAAP Measures
This press release includes non-GAAP financial measures as further described herein. These non-GAAP measures do not have a standardized meaning under GAAP. Investors are cautioned that these measures should not be construed as alternatives to net loss or other measures of financial performance as determined in accordance with GAAP. Gran Tierra’s method of calculating these measures may differ from other companies and, accordingly, they may not be comparable to similar measures used by other companies. Each non-GAAP financial measure is presented along with the corresponding GAAP measure so as not to imply that more emphasis should be placed on the non-GAAP measure.
Net Debt as presented as at December 31, 2022 is defined as Senior Notes of $580 million (gross) less cash and cash equivalents of $127 million, prepared in accordance with GAAP. Management believes that net debt is a useful supplemental measure for management and investors to in order to evaluate the financial sustainability of the Company’s business and leverage. The most directly comparable GAAP measure is total debt.
Return on capital employed is a measure of the profitability of Gran Tierra’s capital employed in its business operations. Return on capital employed is calculated as a ratio, the numerator of which is net income before interest expense and income tax, and the denominator of which is total assets less current liabilities. The net income is adjusted for tax and interest expense, for the purposes of measuring efficiency of debt capital used in operations. Management believes return on capital employed is a good indicator of the long‐term performance of the Company as it relates to capital efficiency.
Operating netback as presented is defined as oil sales less operating and transportation expenses. Operating netback per bbl as presented is defined as average realized price per bbl less operating and transportation expenses per bbl. Cash netback, as presented is defined as net income or loss adjusted for depletion, depreciation and accretion (“DD&A”) expenses, deferred tax expense or recovery, stock-based compensation expense, amortization of debt issuance costs, non-cash lease expense, lease payments, unrealized foreign exchange gains or losses, unrealized derivative instruments gains or losses, other financial instruments gains or losses, and other non-cash gains or losses. Cash netback per bbl, as presented is defined as cash netback over WI sales volumes. Management believes that operating netback and cash netback are useful supplemental measures for investors to analyze financial performance and provide an indication of the results generated by Gran Tierra’s principal business activities prior to the consideration of other income and expenses. See the table entitled Financial and Operational Highlights, above for the components of operating netback and operating netback per bbl. A reconciliation from net income or loss to cash netback is as follows:

	Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
Cash Netback - Non-GAAP Measure ($000s)	2022	2021	2022	2021	2022
Net income	$139,029	$42,482	$33,275	$62,524	$38,663
Adjustments to reconcile net income to cash netback
DD&A expenses	180,280	139,874	51,781	41,574	45,320
Asset impairment	—	—	—	—	—
Goodwill impairment	—	—	—	—	—
Deferred tax expense (recovery)	25,340	(23,825)	(11,528)	(50,634)	4,914
Stock-based compensation expense (recovery)	9,049	8,396	2,673	1,799	(170)
Amortization of debt issuance costs	3,528	3,809	759	1,127	751
Non-cash lease expense	2,818	1,667	809	445	851
Lease payments	(1,666)	(1,621)	(532)	(382)	(402)
Unrealized loss on foreign exchange	10,251	21,879	4,113	4,934	6,636
Other non-cash (gain) loss	(2,598)	44	—	44	(2,598)
Unrealized derivative instruments gain	—	(9,589)	—	(12,088)	(219)
Other financial instruments (gain) loss	(7)	3,369	(7)	15,794	—
Cash netback (non-GAAP)	$366,024	$186,485	$81,343	$65,137	$93,746

EBITDA, as presented, is defined as net income or loss adjusted for depletion, depreciation and accretion (“DD&A”) expenses, interest expense, and income tax expense or recovery. Adjusted EBITDA, as presented, is defined as EBITDA adjusted for non-cash lease expense, lease payments, unrealized foreign exchange gains or losses, unrealized derivative instruments gains or losses, other financial instruments gains or losses, other non-cash gains or losses, and stock based compensation expense or recovery. Management uses this supplemental measure to analyze performance and income generated by our principal business activities prior to the consideration of how non-cash items affect that income and believes that this financial measure is a useful supplemental information for investors to analyze our performance and our financial results. A reconciliation from net income or loss to EBITDA and adjusted EBITDA is as follows:

	Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
EBITDA - Non-GAAP Measure ($000s)	2022	2021	2022	2021	2022
Net income	$139,029	$42,482	$33,275	$62,524	$38,663
Adjustments to reconcile net income to EBITDA and Adjusted EBITDA
DD&A expenses	180,280	139,874	51,781	41,574	45,320
Interest expense	46,493	54,381	10,750	13,026	11,421
Income tax expense (recovery)	105,906	(19,346)	5,966	(46,141)	21,734
EBITDA (non-GAAP)	$471,708	$217,391	$101,772	$70,983	$117,138
Non-cash lease expense	2,818	1,667	809	445	851
Lease payments	(1,666)	(1,621)	(532)	(382)	(402)
Unrealized loss on foreign exchange	10,251	21,879	4,113	4,934	6,636
Unrealized derivative instruments gain	—	(9,589)	—	(12,088)	(219)
Other financial instruments (gain) loss	(7)	3,369	(7)	15,794	—
Other non-cash (gain) loss	(2,598)	44	—	44	(2,598)
Stock-based compensation expense (recovery)	9,049	8,396	2,673	1,799	(170)
Adjusted EBITDA (non-GAAP)	$489,555	$241,536	$108,828	$81,529	$121,236

Funds flow from operations, as presented, is defined as net income or loss adjusted for DD&A expenses, deferred tax expense or recovery, stock-based compensation expense, amortization of debt issuance costs, non-cash lease expense, lease payments, unrealized foreign exchange gains or losses, unrealized derivative instruments gains or losses, other financial instruments gains or losses, and other non-cash gains or losses. Management uses this financial measure to analyze performance and income or loss generated by our principal business activities prior to the consideration of how non-cash items affect that income or loss, and believes that this financial measure is also useful supplemental information for investors to analyze performance and our financial results. Free cash flow, as presented, is defined as funds flow less capital expenditures. Management uses this financial measure to analyze cash flow generated by our principal business activities after capital requirements and believes that this financial measure is also useful supplemental information for investors to analyze performance and our financial results. A reconciliation from net income or loss to funds flow from operations and free cash flow is as follows:

	Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
Funds Flow From Operations - Non-GAAP Measure ($000s)	2022	2021	2022	2021	2022
Net income	$139,029	$42,482	$33,275	$62,524	$38,663
Adjustments to reconcile net income to funds flow from operations
DD&A expenses	180,280	139,874	51,781	41,574	45,320
Deferred tax expense (recovery)	25,340	(23,825)	(11,528)	(50,634)	4,914
Stock-based compensation expense (recovery)	9,049	8,396	2,673	1,799	(170)
Amortization of debt issuance costs	3,528	3,809	759	1,127	751
Non-cash lease expense	2,818	1,667	809	445	851
Lease payments	(1,666)	(1,621)	(532)	(382)	(402)
Unrealized loss on foreign exchange	10,251	21,879	4,113	4,934	6,636
Other non-cash (gain) loss	(2,598)	44	—	44	(2,598)
Unrealized derivative instruments gain	—	(9,589)	—	(12,088)	(219)
Other financial instruments (gain) loss	(7)	3,369	(7)	15,794	—
Funds flow from operations (non-GAAP)	$366,024	$186,485	$81,343	$65,137	$93,746
Capital expenditures	$236,604	$149,879	$72,887	$40,229	$57,035
Free cash flow (non-GAAP)	$129,420	$36,606	$8,456	$24,908	$36,711
DISCLOSURE OF OIL AND GAS INFORMATION
Gran Tierra’s Statement of Reserves Data and Other Oil and Gas Information on Form 51-101F1 dated effective as at December 31, 2022, which includes disclosure of its oil and gas reserves and other oil and gas information in accordance with NI 51-101 and COGEH forming the basis of this press release, is available on SEDAR at www.sedar.com. All reserves values, future net revenue and ancillary information contained in this press release as of December 31, 2022 are derived from the GTE McDaniel Reserves Report.
Estimates of net present value and future net revenue contained herein do not necessarily represent fair market value of reserves. Estimates of reserves, and future net revenue for individual properties may not reflect the same level of confidence as estimates of reserves and future net revenue for all properties, due to the effect of aggregation. There is no assurance that the forecast price and cost assumptions applied by McDaniel in evaluating Gran Tierra’s reserves and future net revenue will be attained and variances could be material. See Gran Tierra’s press release dated January 24, 2023 for a summary of the price forecasts employed by McDaniel in the GTE McDaniel Reserves Report and other information regarding the disclosed future net revenue.
All evaluations of future net revenue contained in the GTE McDaniel Reserves Report are after the deduction of royalties, operating costs, development costs, production costs and abandonment and reclamation costs but before consideration of indirect costs such as administrative, overhead and other miscellaneous expenses. It should not be assumed that the estimates of future net revenue presented in this press release represent the fair market value of the reserves. There are numerous uncertainties inherent in estimating quantities of crude oil and natural gas reserves and the future cash flows attributed to such reserves. The reserve and associated cash flow information set forth in the GTE McDaniel Reserves Report are estimates only and there is no guarantee that the estimated reserves will be recovered. Actual reserves may be greater than or less than the estimates provided therein. All reserves assigned in the GTE McDaniel Reserves Report are located in Colombia and Ecuador and presented on a consolidated basis by foreign geographic area.
BOEs have been converted on the basis of six thousand cubic feet (“Mcf”) natural gas to 1 bbl of oil. BOEs may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf: 1 bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. In addition, given that the value ratio based on the current price of oil as compared with natural gas is significantly different from the energy equivalent of six to one, utilizing a BOE conversion ratio of 6 Mcf: 1 bbl would be misleading as an indication of value.
References to a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume. Gran Tierra’s reported production is a mix of light crude oil and medium and heavy crude oil for which there is not a precise breakdown since the Company’s oil sales volumes typically represent blends of more than one type of crude oil. Well test results should be considered as preliminary and not necessarily indicative of long-term performance or of ultimate recovery. Well log interpretations indicating oil and gas accumulations are not necessarily indicative of future production or ultimate recovery. If it is indicated that a pressure transient analysis or well-test interpretation has not been carried out, any data disclosed in that respect should be considered preliminary until such analysis has been completed. References to thickness of “oil pay” or of a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume.
Future Net Revenue
Future net revenue reflects McDaniel’s forecast of revenue estimated using forecast prices and costs, arising from the anticipated development and production of resources, after the deduction of royalties, operating costs, development costs and abandonment and reclamation costs and taxes but before consideration of indirect costs such as administrative, overhead and other miscellaneous expenses. The estimate of future net revenue below does not necessarily represent fair market value.

Consolidated Properties at December 31, 2022
Proved (1P) Total Future Net Revenue ($ million)
Forecast Prices and Costs
Years	Sales Revenue	Total Royalties	Operating Costs	Future Development Capital	Abandonment and Reclamation Costs	Future Net Revenue Before Future Taxes	Future Taxes	Future Net Revenue After Future Taxes*
2023-2027 (5 Years)	4,074	(840)	(782)	(403)	(2)	2,047	(677)	1,370
Remainder	1,850	(335)	(662)	—	(63)	790	(321)	469
Total (Undiscounted)	5,924	(1,175)	(1,444)	(403)	(65)	2,837	(998)	1,839
Total (Discounted @ 10%)	4,225	(853)	(943)	(353)	(23)	2,053	(725)	1,328

Consolidated Properties at December 31, 2022
Proved Plus Probable (2P) Total Future Net Revenue ($ million)
Forecast Prices and Costs
Years	Sales Revenue	Total Royalties	Operating Costs	Future Development Capital	Abandonment and Reclamation Costs	Future Net Revenue Before Future Taxes	Future Taxes	Future Net Revenue After Future Taxes*
2023-2027 (5 Years)	5,357	(1,119)	(908)	(677)	(2)	2,651	(994)	1,657
Remainder	3,958	(780)	(1,204)	—	(82)	1,892	(782)	1,110
Total (Undiscounted)	9,315	(1,899)	(2,112)	(677)	(84)	4,543	(1,776)	2,767
Total (Discounted @ 10%)	6,078	(1,252)	(1,238)	(566)	(23)	2,999	(1,166)	1,833

Consolidated Properties at December 31, 2022

Proved Plus Probable Plus Possible (3P) Total Future Net Revenue ($ million)
Forecast Prices and Costs
Years	Sales Revenue	Total Royalties	Operating Costs	Future Development Capital	Abandonment and Reclamation Costs	Future Net Revenue Before Future Taxes	Future Taxes	Future Net Revenue After Future Taxes*
2023-2027 (5 Years)	6,428	(1,355)	(1,008)	(854)	(2)	3,209	(1,284)	1,925
Remainder	6,876	(1,474)	(1,825)	—	(93)	3,484	(1,495)	1,989
Total (Undiscounted)	13,304	(2,829)	(2,833)	(854)	(95)	6,693	(2,779)	3,914
Total (Discounted @ 10%)	7,988	(1,692)	(1,503)	(696)	(22)	4,075	(1,666)	2,409
*The after-tax net present value of the Company’s oil and gas properties reflects the tax burden on the properties on a stand-alone basis. It does not consider the corporate tax situation, or tax planning. It does not provide an estimate of the value at the Company level which may be significantly different. The Company’s financial statements should be consulted for information at the Company level.
Definitions
Proved reserves are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated proved reserves.
Probable reserves are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves.
Possible reserves are those additional reserves that are less certain to be recovered than Probable reserves. There is a 10% probability that the quantities actually recovered will equal or exceed the sum of Proved plus Probable plus Possible reserves.
Developed producing reserves are those reserves that are expected to be recovered from completion intervals open at the time of the estimate. These reserves may be currently producing or, if shut-in, they must have previously been on production, and the date of resumption of production must be known with reasonable certainty.
Undeveloped reserves are those reserves expected to be recovered from known accumulations where a significant expenditure (e.g., when compared to the cost of drilling a well) is required to render them capable of production. They must fully meet the requirements of the reserves category (proved, probable, possible) to which they are assigned.
Certain terms used in this press release but not defined are defined in NI 51-101, CSA Staff Notice 51-324 - Revised Glossary to NI 51-101 Standards of Disclosure for Oil and Gas Activities (“CSA Staff Notice 51-324”) and/or the COGEH and, unless the context otherwise requires, shall have the same meanings herein as in NI 51-101, CSA Staff Notice 51-324 and the COGEH, as the case may be.
Oil and Gas Metrics
This press release contains a number of oil and gas metrics, including NAV per share, F&D costs, operating netback, cash netback, and reserves replacement which do not have standardized meanings or standard methods of calculation and therefore such measures may not be comparable to similar measures used by other companies and should not be used to make comparisons. Such metrics have been included herein to provide readers with additional measures to evaluate the Company’s performance; however, such measures are not reliable indicators of the future performance of the Company and future performance may not compare to the performance in previous periods.
•NAV per share is calculated as the applicable NPV10 (before or after-tax, as applicable) of the applicable reserves category minus estimated net debt, divided by the number of shares of Gran Tierra’s common stock issued and outstanding. Management uses NAV per share as a measure of the relative change of Gran Tierra’s net asset value over its outstanding common stock over a period of time.
•F&D costs are calculated as estimated exploration and development capital expenditures, excluding acquisitions and dispositions, divided by the applicable reserves additions both before and after changes in future development costs. The calculation of F&D costs incorporates the change in future development costs required to bring proved undeveloped and developed reserves into production. The aggregate of the exploration and development costs incurred in the financial year and the changes during that year in estimated future development costs may not reflect the total F&D costs related to reserves additions for that year. Management uses F&D costs per boe as a measure of its ability to execute its capital program and of its asset quality.
•Operating netback and cash netback are calculated as described in this press release. Management believes that operating netback and cash netback are useful supplemental measures for the reasons described in this press release.

•Reserves replacement is calculated as reserves in the referenced category divided by estimated referenced production. Management uses this measure to determine the relative change of its reserves base over a period of time.
Disclosure of Reserve Information and Cautionary Note to U.S. Investors
Unless expressly stated otherwise, all estimates of proved developed producing, proved, probable and possible reserves and related future net revenue disclosed in this press release have been prepared in accordance with NI 51-101. Estimates of reserves and future net revenue made in accordance with NI 51-101 will differ from corresponding GAAP standardized measure prepared in accordance with applicable SEC rules and disclosure requirements of the U.S. Financial Accounting Standards Board (“FASB”), and those differences may be material. NI 51-101, for example, requires disclosure of reserves and related future net revenue estimates based on forecast prices and costs, whereas SEC and FASB standards require that reserves and related future net revenue be estimated using average prices for the previous 12 months and that the standardized measure reflect discounted future net income taxes related to the Company’s operations. In addition, NI 51-101 permits the presentation of reserves estimates on a “company gross” basis, representing Gran Tierra’s working interest share before deduction of royalties, whereas SEC and FASB standards require the presentation of net reserve estimates after the deduction of royalties and similar payments. There are also differences in the technical reserves estimation standards applicable under NI 51-101 and, pursuant thereto, the COGEH, and those applicable under SEC and FASB requirements.
In addition to being a reporting issuer in certain Canadian jurisdictions, Gran Tierra is a registrant with the SEC and subject to domestic issuer reporting requirements under U.S. federal securities law, including with respect to the disclosure of reserves and other oil and gas information in accordance with U.S. federal securities law and applicable SEC rules and regulations (collectively, “SEC requirements”). Disclosure of such information in accordance with SEC requirements is included in the Company’s Annual Report on Form 10-K and in other reports and materials filed with or furnished to the SEC and, as applicable, Canadian securities regulatory authorities. The SEC permits oil and gas companies that are subject to domestic issuer reporting requirements under U.S. federal securities law, in their filings with the SEC, to disclose only estimated proved, probable and possible reserves that meet the SEC’s definitions of such terms. Gran Tierra has disclosed estimated proved, probable and possible reserves in its filings with the SEC. In addition, Gran Tierra prepares its financial statements in accordance with United States generally accepted accounting principles, which require that the notes to its annual financial statements include supplementary disclosure in respect of the Company’s oil and gas activities, including estimates of its proved oil and gas reserves and a standardized measure of discounted future net cash flows relating to proved oil and gas reserve quantities. This supplementary financial statement disclosure is presented in accordance with FASB requirements, which align with corresponding SEC requirements concerning reserves estimation and reporting.
The Company believes that the presentation of NPV10 is useful to investors because it presents (i) relative monetary significance of its oil and natural gas properties regardless of tax structure and (ii) relative size and value of its reserves to other companies. The Company also uses this measure when assessing the potential return on investment related to its oil and natural gas properties. NPV10 and the standardized measure of discounted future net cash flows do not purport to present the fair value of the Company’s oil and gas reserves. The Company has not provided a reconciliation of NPV10 to the standardized measure of discounted future net cash flows because it is impracticable to do so.